EXHIBIT 99.1

Quanex Announces Definitive Agreement to Purchase Atmosphere Annealing, Inc.

HOUSTON, Dec. 13, 2006 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it signed a definitive agreement with Maxco, Inc., to purchase the assets of Atmosphere Annealing, Inc. (AAI), a wholly owned subsidiary of Maxco, Inc. The acquisition is subject to governmental approval and the approval of Maxco, Inc. shareholders. The purchase is expected to close on or about February 1, 2007. Terms were not disclosed.

Atmosphere Annealing Inc. is a metal heat treating company with four plants located in the Midwest and fiscal 2006 sales of $46.6 million. Considered one of North America's leading heat-treating companies, AAI specializes in high volume, ferrous heat treating services for customers focused primarily on automotive powertrain applications.

"AAI is an excellent example of the type of acquisition we seek to continue to grow MACSTEEL," said Raymond Jean, Quanex chairman and chief executive officer. "AAI will allow us to offer additional value-added services for our Tier 1 and Tier 2 automotive customers. Today, about 50% of AAI's new business is in the fast growing automotive transplant market, where MACSTEEL also continues to achieve market penetration. Like MACSTEEL, AAI's sales approach is differentiated through the application of metallurgical solutions."

Quanex is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets. For further information, visit the Company's website at www.quanex.com.

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Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            713-877-5327
          Valerie Calvert
            713-877-5305